Exhibit 23.3

Independent Auditor’s Report (Page 1 of 4) for ASX – This page has purposely been left blank.

Independent Auditor’s Report (Page 2 of 4) for ASX – This page has purposely been left blank.

Independent Auditor’s Report (Page 3 of 4) for ASX – This page has purposely been left blank.

Independent Auditor’s Report (Page 4 of 4) for ASX – This page has purposely been left blank.